Exhibit 10.68

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made as of June 19, 2006, by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, a South Carolina domiciled insurance company (“State Auto P&C”), and State Automobile Mutual Insurance Company, an Ohio domiciled mutual insurance company (“State Auto Mutual”), and Steven J. Johnston (“Executive”). State Auto Financial, State Auto Mutual and each of their respective subsidiaries and affiliates are hereinafter collectively referred to as the “State Auto Companies” and individually as a “State Auto Company.”

Background Information

A.      State Auto P&C is the principal operating subsidiary of State Auto Financial and the employer of record for all employees of the State Auto Companies. State Auto Financial is a majority owned subsidiary of State Auto Mutual, with State Auto Mutual being the ultimate controlling person in the insurance holding company system for the State Auto Companies.

B.       Executive is employed by State Auto P&C and serves as the Senior Vice President, Treasurer and Chief Financial Officer for each of the State Auto Companies and serves as a director for certain of the State Auto Companies. The State Auto Companies and Executive desire to provide for the termination of Executive’s employment by the State Auto Companies in accordance with the terms and conditions of this Agreement.

C.       Executive and State Auto Financial intend that this Agreement shall supercede and replace the Executive Agreement dated as of March 2, 2001 (the “Executive Agreement”), between Executive and State Auto Financial.

Statement of Agreement

The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

§1.      Termination of Employment. Executive and the State Auto Companies agree that Executive’s employment with the State Auto Companies shall terminate effective June 19, 2006 (the “Date of Termination”). Notwithstanding the foregoing, effective as of the date of this Agreement, Executive shall cease providing services to the State Auto Companies and shall not be required to report to work. Although he shall remain an employee of State Auto P&C through the Date of Termination, concurrently with his execution of this Agreement, Executive shall resign any and all of his positions as an officer, director, or committee member of each and every State Auto Company, which resignation shall be effective as of the date of this Agreement and shall be in the form of the resignation letter attached as Exhibit A. Executive understands and agrees that, on and after the date of this Agreement, he shall not (a) hold himself out as an employee, officer or director of any of the State Auto Companies, or (ii) have any authority, express, implied or otherwise, to act in any agency capacity or otherwise bind any of the State Auto Companies.

§2.      Separation Benefits.

(a)     Accrued Salary and Vacation Pay.   Within five business days after the Date of Termination, Executive shall receive a lump sum payment in an amount equal to his base salary and vacation pay accrued through the Date of Termination, less applicable payroll taxes and withholdings.

(b)     Separation Pay.   Within 45 days after the Date of Termination, Executive shall receive a lump sum payment in the amount of $1,743,849, less applicable payroll taxes and withholdings, which amount equals the total of (i) three times the amount of Executive’s current annual base salary, (ii) three times the amount of the Executive’s bonus for the 2005 fiscal year under the Executive’s short-term incentive plan, and (iii) three times the amount of the Executive’s bonus for the 2005 fiscal year under the Quality Performance Bonus plan for the State Auto Companies.

(c)     Insurance Benefits.   For a three-year period commencing on the Date of Termination, the State Auto Companies will arrange to provide to Executive, at the expense of the State Auto Companies, with the following:

(i)     Health Care.   Health care coverage comparable to that in effect for Executive as of the date of this Agreement, including, but not limited to, hospital, surgical, medical, dental, prescription, and dependent coverage. In complete fulfillment of the obligations under this subsection, within 45 days after the Date of Termination, Executive shall receive a lump sum payment in an amount equal to the State Auto Companies’ then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by 36, plus such additional amount that represents a gross up of the taxes due for that particular amount of income.

(ii)     Life Insurance.   Life insurance coverage comparable to that in effect for Executive as of the date of this Agreement, but excluding any such insurance elected and paid for by Executive. In complete fulfillment of the obligations under this subsection, Executive shall receive the following:

(A)     A lump sum payment in the amount of $13,414.08, plus such additional amount that represents a gross up of the taxes due for that particular amount of income, which payment represents the total premium amount for three years of Executive’s group life insurance coverage on an individual basis with a death benefit equal to $314,000;

(B)     A lump sum payment in the amount of $2,255.04, plus such additional amount that represents a gross up of the taxes due for that particular amount of income, which payment represents 75% of the total premium amount for three years of Executive’s current officer’s life insurance coverages with Investors Life of Indiana (policy no. SA0030715) and Columbus Life (policy no. 3914963) with a total death benefit equal to $50,000; and

(C)     A lump sum payment in the amount of $846.36, plus such additional amount that represents a gross up of the taxes due for that particular amount of income, which payment represents approximately 63% of the total premium amount for three years of Executive’s current personal life insurance coverage with Investors Life of Indiana (policy no. SA0049163).

(iii)     Disability Insurance.   Disability coverage pursuant to the terms and conditions of the State Auto Insurance Companies Long-Term Disability Program in effect as of the date of this Agreement, a summary of which is attached as Exhibit B, as such Plan is hereafter amended or modified with respect to all employees of the State Auto Companies. However, no income replacement benefits will be payable with regard to the three-year period following the Date of Termination.

(d)     Retirement Benefits.   Executive will be entitled to receive retirement benefits so that the total retirement benefits Executive receives from the State Auto Companies will approximate the total retirement benefits that Executive would have received under the defined benefit (qualified and nonqualified) retirement plans (which shall include the Supplemental Executive Retirement Plan (“SERP”), but not include any severance plans) of the State Auto Companies in which Executive participates were the Executive fully vested under such retirement plans and had the Executive continued in the employ of the State Auto Companies for 36 months following the Date of Termination (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the State Auto Companies). The benefits specified in this subsection will be paid under the SERP or other similar nonqualified arrangement designated by the State Auto Companies according to its terms and conditions. The benefits specified in this subsection will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to Executive or Executive’s beneficiaries under this subsection shall equal the excess of (i) the retirement benefits that would be paid to Executive or Executive’s beneficiaries under such defined benefit retirement plans of the State Auto Companies in which Executive participates if (A) Executive were fully vested under such plans, (B) the 36-month period following the Date of Termination were added to Executive’s credited service under such plans, (C) the terms of such plans were those in effect on the date of this Agreement, and (D) Executive’s highest average annual compensation as defined under such defined benefit retirement plans and was calculated as if Executive had been employed by the State Auto Companies for a 36-month period following the Date of Termination and had Executive’s compensation during such period been equal to Executive’s compensation used to calculate the Executive’s separation benefit under §2(b) of this Agreement; over (ii) the retirement benefits that are payable to Executive or Executive’s beneficiaries under such defined benefit (qualified and nonqualified) retirement plans of the State Auto Companies in which Executive participates.

(e)     COBRA Notice.   Executive agrees and understands that his rights under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of the Employment Retirement Income Security Act of 1974 (“ERISA”) are effective as of the Date of Termination. The required COBRA election notice shall be sent to Executive under separate cover and in accordance with COBRA’s notice requirements.

(f)     Outplacement.   The State Auto Companies shall reimburse Executive for his (i) reasonable fees he actually incurs for appropriate outplacement services up to a maximum amount of $47,100, and (ii) job search travel expenses up to a maximum of $5,000. Such reimbursements shall be limited to those amounts incurred within 24 months of the Date of Termination. The State Auto Companies shall reimburse Executive for the foregoing fees and expenses within five business days after the Executive’s presentation of appropriate documentation showing payment or incurrence of such fees and expenses by Executive.

(g)     Stock Options.   Stock options held by Executive as of the date of this Agreement shall be exercisable by Executive only in accordance with the terms of the equity compensation plans of the State Auto Companies and any stock option agreements between State Auto Financial and Executive, taking into consideration the termination of Executive’s employment on the Date of Termination. Executive understands that any unvested stock options held by Executive as of the Date of Termination shall be automatically forfeited as of the Date of Termination.

(h)     Termination of Executive Agreement.   Executive and State Auto Financial hereby terminate the Executive Agreement as of the date of this Agreement, and any rights or obligations of either Executive or State Auto Financial under the Executive Agreement shall be null and void on and after the date of this Agreement.

(i)     Adequacy of Consideration.   Executive hereby agrees and acknowledges that the payments and other benefits described in this §2 constitute adequate consideration for all of Executive’s covenants and obligations set forth in this Agreement, including, without limitation, the release of claims set forth in §3 of this Agreement and the noncompetition, confidentiality and nonsolicitation covenants set forth in §5 of this Agreement.

(j)     No Other Obligations.   Except as set forth in this §2, Executive shall not receive, and the State Auto Companies shall have no obligation to pay or provide, any other compensation, bonuses, stock options, employee benefits or perquisites, or any other form of payment or benefit from the State Auto Companies on or after the Date of Termination.

§3.      Mutual Release of Claims.

(a)     Executive’s Release.   In consideration of the promises and agreements set forth in this Agreement, Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge each of the State Auto Companies, together with their respective officers, directors, shareholders, management, employees, representatives, agents, attorneys, successors and assigns, in both their personal and respective capacities (collectively, the “State Auto Company Entities”) of and from any and all claims, actions, complaints, demands, rights, charges, suits, interests, debts, liabilities, damages, costs and expenses, or causes of action of whatever type or nature, whether in law or equity, whether in tort or contract, whether known or unknown, which Executive may now have against them, either individually, jointly, or severally, based upon acts that have occurred from the beginning of time to the date Executive signs this Agreement.

Executive acknowledges that this release includes but is not limited to any and all claims related to his employment and separation of employment from State Auto Companies, and specifically includes a release of any and all claims alleging a violation of any state or federal anti-discrimination statutes (including but not limited to Title VII of The Civil Rights Act of 1964, the Americans With Disabilities Act, and the Age Discrimination In Employment Act), breach of any express or implied contract or promise, and wrongful discharge. Executive acknowledges that he is waiving any claim for any money damages or benefits such as back pay, holiday pay, vacation pay, bonus, group insurance and all other employee benefits, except for any claims for pension or retirement benefits which may have vested on Executive’s behalf, if any. Executive is waiving any right to reinstatement.

This release does not apply to (i) any rights and entitlements of Executive under this Agreement, or (ii) any matters which cannot be released under applicable law.

(b)     Release by State Auto Company Entities.   The State Auto Company Entities do hereby release and forever discharge Executive, his heirs, executors, successors, and assigns, from any and all claims, demands, actions or causes of action, damages or suits at law or equity, of whatsoever kind or nature, both known or unknown, that the State Auto Company Entities have or may have by reason of any matter or thing arising out of, or in any way connected with, Executive’s employment and separation of employment from any of the State Auto Company Entities, except that this release does not apply to (i) rights and entitlements of the State Auto Companies under this Agreement, (ii) rights of the State Auto Companies under any pension, retirement, stock option or other employee benefit plans or programs or agreements under which Executive is entitled to benefits or (iii) claims based upon conduct as to which release cannot be effected under applicable law or public policy.

(c)     Older Workers Benefit Protection Act.   Executive recognizes and understands that, by executing this Agreement, he shall be releasing the State Auto Company Entities from any and all claims that he now has or may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, from the beginning of time to the date he signs this Agreement.

(d)     Consideration Period.   The State Auto Companies hereby advises Executive to consult with his chosen legal counsel before signing this Agreement. The State Auto Companies shall afford, and Executive acknowledges receiving 21 calendar days in which to consider this Agreement to insure that his execution of this Agreement is knowing and voluntary. Notwithstanding the fact that the State Auto Companies have afforded Executive 21 days to consider this Agreement, Executive may knowingly and voluntarily elect to execute this Agreement prior to the end of such 21-day period. By signing this Agreement prior to the end of such 21-day period, Executive represents that his decision to accept shortening of this time was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the State Auto Companies in this Agreement. In signing below, Executive expressly acknowledges that he has had 21 days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

(e)     Revocation Period.   Both the State Auto Companies and Executive agree and recognize that, for a period of seven calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice revoking the same, within this seven-day period, by hand-delivery or by certified mail, addressed to Joseph P. Boeckman, Esq., Baker & Hostetler LLP, 65 East State Street, Suite 2100, Columbus, Ohio 43215, delivered or postmarked within such seven-day period. This Agreement shall become effective only upon the expiration of the seven-day period for revocation of this Agreement by Executive (the “Effective Date”).

§4.      Acknowledgments.   Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has not relied on any representations of the State Auto Companies or any of its representatives, directors, officers, employees and/or agents to induce Executive to enter into this Agreement, other than as specifically set forth herein and that Executive is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Executive has voluntarily entered into this Agreement of Executive’s own free will.

§5.      Noncompetition, Confidentiality and Nonsolicitation Covenants.

(a)     Noncompetition.   For a period of 24 months following the Date of Termination (the “Noncompetition Period”), Executive agrees that he shall not, directly or indirectly, engage in the property and casualty insurance underwriting business as conducted by the State Auto Companies as of the date of this Agreement in any of the 27 states that the State Auto Companies conduct their property and casualty insurance business as of the date of this Agreement. However, except as provided in the next sentence, the foregoing shall not prohibit Executive from providing consulting services to a Small Insurer (as defined below) during the Noncompetition Period. If Executive begins to provide consulting services to a Small Insurer, and thereafter during the Noncompetition Period such Small Insurer fails to meet the definition of Small Insurer, Executive shall cease providing such consulting services to such Small Insurer immediately upon becoming aware of such Small Insurer’s failure to qualify as such. For purposes of this Agreement, the term “Small Insurer” shall mean an insurance holding company system in which the aggregate direct written premiums of all property and casualty insurers included in that insurance holding company system is $500 million or less as of the end of the immediately preceding calendar year.

The foregoing shall not be construed to prohibit Executive from owning, directly or indirectly, less than 5% of the securities of any class of any company listed on a national securities exchange or traded in the over-the-counter securities market.

For purposes of this Agreement, the term “directly or indirectly” shall mean on the Executive’s own behalf, or as an officer, director, shareholder, member, partner, owner, agent, consultant, or employee of any corporation, partnership, limited liability company or other entity.

(b)     Confidentiality.   During the Noncompetition Period, Executive agrees that he will not at any time divulge, furnish or make accessible to any person, or himself make use of, any Confidential Information (as defined below) obtained by him while in the employee of the State Auto Companies. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by the State Auto Companies and which is not generally known in the insurance underwriting business, including, but not limited to, information about the State Auto Companies’ services, strategies, plans, marketing arrangements, trade secrets, financial information, customer lists, policyholder lists, names of agents or agencies (or lists thereof), books, records, memoranda, and other proprietary information of the State Auto Companies.

(c)     Nonsolicitation.   During the Noncompetition Period, Executive agrees that he will not, directly or indirectly, solicit, recruit, approach, counsel or attempt to induce any person who is then in the employ of any of the State Auto Companies to leave the employ of any of the State Auto Companies, or employ or attempt to employee any such person.

(d)     Tolling.   The Noncompetition Period shall be tolled during the period of any violation or attempted violation of this section by Executive. The State Auto Companies shall provide notice to Executive of any tolling of the Noncompetition Period.

(e)     Injunctive Relief, Etc..   Executive understands that this section is an essential element of this Agreement and that the State Auto Companies would not have entered into this Agreement without this section being included in it. Executive acknowledges that this section is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this section, Executive specifically acknowledges and agrees that the State Auto Companies’ remedy at law will be inadequate, that the State Auto Companies, their businesses and their business relationships will suffer irreparable injury and, therefore, the State Auto Companies shall be entitled to injunctive relief upon such breach in addition to any other remedy to which they may be entitled, either in law or in equity, without the necessity of proof of actual damage. If any of the provisions of this section shall be held to be unenforceable because of the duration of such provision, the area covered thereby, or the type of conduct restricted therein, the parties agree that the court or arbitral body making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision to the maximum extent permitted by law and, as so modified, said provision shall then be enforceable to the maximum extent permitted by law.

§6.      No Disparagement.   The State Auto Companies and Executive each agree to refrain from making any statements, written or oral, in respect of the other or any of their or his subsidiaries or affiliates, their respective directors and officers, or any business or services engaged in or performed by any of them, which would tend to detract from the State Auto Companies’ or Executive’s commercial, personal or professional reputations, except that nothing in this section shall prevent either party from making any disclosures to professionals retained by either party or that may be required by law, regulation or legal process.

§7.      Cooperation.   During the Noncompetition Period, Executive agrees to cooperate and make himself available, as reasonably requested by the State Auto Companies, to answer questions concerning his knowledge of the business, operations, and/or finances of the State Auto Companies. In addition, during the period that directors’ and officers’ liability insurance coverage is provided to Executive pursuant to §8(a), Executive agrees to cooperate and assist the State Auto Companies, as reasonably requested by the State Auto Companies, in the prosecution or defense of any litigation involving any of the State Auto Companies which was outstanding as of the date of this Agreement or arose out of facts and circumstances occurring during the Executive’s employment with the State Auto Companies, including but not limited to, appearing on behalf of himself and the State Auto Companies to provide testimony without judicial process or compensation. However, none of the foregoing shall require Executive to perform any services on the premises of the State Auto Companies. Executive agrees that he will provide such services as a non-agent independent contractor, and that Executive will not be deemed an employee of the Company for any purpose whatsoever.

§8.      Indemnification.

(a)     D&O Coverage.   For a period of five years from the Date of Termination, the State Auto Companies shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the expense of the State Auto Companies.

(b)     Indemnification.   From and after the Date of Termination, the State Auto Companies shall indemnify and hold harmless Executive to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if Executive is made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive was a director, officer or employee of any of the State Auto Companies or was serving at the request of the State Auto Companies as a director, trustee, officer or employee of an insurance company, corporation, partnership, joint venture, trust or other enterprise.

(c)     Not Exclusive.   The indemnification provided by this section shall not be deemed exclusive of any other rights to which Executive may be entitled under the charter or bylaws of any of the State Auto Companies or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of Executive.

§9.      Warranty/Representation.   Executive and the State Auto Companies each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

§10.    Non-Admission.   The parties understand and acknowledge that this Agreement is made and accepted without any admission of liability, fault or wrongdoing by the State Auto Companies or Executive, the same having been expressly denied.

§11.    Entire Agreement.   This Agreement and the exhibit hereto set forth the entire agreement among the parties and supersede any prior discussions, negotiations or representations among them regarding the subject matter. No additions or other changes to this Agreement will be made or be binding on any party unless made in writing and signed by each party to this Agreement. The parties intend for this Agreement to be a substituted contract and not an executory accord.

§12.    Non-Waiver.   No failure by any party to insist upon strict compliance with any term of this Agreement, to enforce any right or seek any remedy upon any default of the other shall affect or constitute a waiver of the first party’s right to insist upon such strict compliance, enforce that right or seek that remedy with respect to that default or any prior, contemporaneous or subsequent default. No custom or practice of the parties at variance with any provision of the Agreement shall affect or constitute a waiver of any party’s right to demand strict compliance with all provisions of this Agreement.

§13.    Notices.   All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed given upon receipt when delivered personally, transmitted by facsimile (which is confirmed), mailed by certified mail (return receipt requested), or delivered to a nationally-recognized express delivery service for delivery to the respective parties hereto at the following addresses (or to such other address or facsimile number as any party may have furnished in writing to the other parties in the manner provided above):

If to either State Auto Financial, State Auto P&C or State Auto Mutual:

  State Auto Insurance Companies

  518 East Broad Street

  Columbus, Ohio 43215

  Attention: Chief Executive Officer

  Facsimile: (614) 464-4911

with a copy to:

  State Auto Insurance Companies

  518 East Broad Street

  Columbus, Ohio 43215

  Attention: General Counsel

  Facsimile: (614) 719-0173

If to Executive:

  Steven J. Johnston

  9108 New Delaware Road

  Mt. Vernon, Ohio 43050

  Facsimile: (        )

§14.    Governing Law.   It is the intention of all the parties to this Agreement that all questions concerning the intention, validity or meaning of this Agreement shall be construed and resolved according to the laws of the state of Ohio.

§15.    Validity.   If and to the extent that any of the parties breach part or all of any provision of this Agreement, such alleged breach shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Similarly, if and to the extent that any court of competent jurisdiction holds that part or all of any provision of this Agreement is invalid, such invalidity shall not affect the balance of that provision or the remaining provisions of this Agreement, which shall remain in full force and effect.

§16.    No Assignment.   This Agreement is personal in nature and shall not be assigned by Executive. All payments provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

§17.    Captions.   The captions to the various sections of this Agreement are not part of the context hereof, but are labels to assist in locating those sections and shall be ignored in construing this Agreement.

§18.    Counterparts.   This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

§19.    Successors.   This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the respective heirs, legal representatives, successors and assigns of the parties to this Agreement.

[Remainder of page intentionally blank. Signature page follows.]

Signature Page:

/s/ Steven J. Johnston
STEVEN J. JOHNSTON

STATE AUTO FINANCIAL CORPORATION		STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.	By	/s/ Robert P. Restrepo, Jr.
	Robert P. Restrepo, Jr., Chairman,		Robert P. Restrepo, Jr., Chairman,
	President and Chief Executive Officer		President and Chief Executive Officer

STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., Chairman,
President and Chief Executive Officer

EXHIBIT A

June 19, 2006

Mr. Robert P. Restrepo, Jr.

Chairman, President and Chief Executive Officer

State Auto Insurance Companies

518 East Broad Street

Columbus, Ohio 43215

Dear Mr. Restrepo:

Effective as of the date of this letter, I hereby resign any and all of my positions as an officer, director, or committee member of State Auto Financial Corporation, State Automobile Mutual Insurance Company and each and every one of their respective subsidiaries and affiliates.

In addition, I hereby resign my position as “Administrator” of the STFC Capital Trust I (the “Trust”) formed and operating under the Amended and Restated Declaration of Trust of the Trust dated as of May 22, 2003.

Very truly yours,

/s/ Steven J. Johnston

Steven J. Johnston

A-1

EXHIBIT B

The Long-term Disability (LTD) Program is for the benefit of those employees who are totally and permanently disabled in such a way that they cannot perform their job. When covered by this program employees receive a percentage of their regular salary until they become eligible for pension plan benefits.

Long-term Disability Program

The Long-term Disability Program provides eligible State Auto employees with loss of income protection should they become unable to work due to a permanently disabling illness or injury. This program is provided at no cost to employees.

The following summary outlines the major provisions of the plan. More detailed information about specific coverage for the plan is available through your supervisor, your department or branch office secretary, or the Human Resources Department.

General Information

•	The Long-term Disability Plan is self-insured.
•

State Auto Insurance Company, 518 E. Broad St., Columbus, Ohio, 43216, phone (614) 464-5000, (EIN) #31-4316080, is the employer whose employees are covered by the plan. State Auto is the plan sponsor and administrator with authority to control and manage the operation and administration of the plan. John R. Lowther, 518 E. Broad St., Columbus, Ohio, 43216, is the person designated as agent for service of legal process. Service of legal process may also be made on the plan administrator.

•

For record keeping and accounting purposes, the plan year for the Long-term Disability Plan ends on December 31 of each year. The Long-term Disability Plan carries an assigned Internal Revenue Plan number of 508.

•	The payments of the plan are from the general assets of the employer and no contributions are made by participating employees.

LTD Eligibility    Employees become participants in this program after two years employment credit with the company. New employees who are placed in exempt positions may be given eligibility credit for pre-State Auto work experience. The years of credit to be applied will be determined by the department manager and employment representative at the time employment starts. Employees will be notified of the date they become covered under this program.

Long-term Disability (LTD) benefits will not be paid until all of an employee’s Short-term Disability days have been used. In addition, the company may require a physician’s certification or a medical exam report completed by a physician of the company’s choice (or both) indicating the employee is permanently and totally disabled.

B-1

For the first 36 months following the company’s acceptance of proof of the disability, permanent and total disability means that the employee is under the care and treatment of a licensed physician and is continuously unable to perform the duties of his or her regular position. After 36 months, to be considered permanently and totally disabled the employee must be completely unable to perform the duties of any position for which he or she is or could become reasonably qualified through training, education or experience.

For a recipient to continue receiving benefits under this plan, his or her inability to perform must be due to the original disabling condition; it is not the intention of this plan to provide coverage for disabilities that become manifest after the recipient has left the active employment of the company.

The company may periodically request a physician’s certification of continuing disability or a medical exam report from a licensed physician selected by the company.

Pre-existing conditions    No benefits will be paid for a disabling condition or injury, which began prior to the effective date of a person’s coverage.

This exclusion will not apply after the earlier of:

•	the end of any three-month period after a person has been a participant in the plan during which no diagnosis is made or treatment is received.
•	the date the person has been a participant in the plan for 12 consecutive months.

Benefits LTD benefit payments are issued monthly. For an employee with between two and five years of service, the amount of the benefit is equal to 50% of the employee’s regular salary at the time the company accepted proof of the disability. An employee who has been with the company for five years or more will receive benefit payments equal to 60% of his or her regular salary. Disability payments will be reduced by any compensation received from the following sources:

•	primary Social Security payments;
•	other statutory occupational disability income payments including no-fault auto insurance work loss benefits;
•	other company sponsored disability income payments.
•	company provided pension plan benefit payments.

If the amount of the payments from these other sources is not known when the company LTD benefit amount is calculated, the company LTD benefit will be reduced as soon as the recipient receives a payment from these other sources. If within six months after receiving the first company LTD payment, the recipient has not applied for other disability payments for which he or she may reasonably be expected to qualify, the company may estimate the amount of these payments and make an appropriate reduction in the company LTD benefit amount.

B-2

Duration of Benefits    Provided the recipient remains permanently and totally disabled under the appropriate plan definition, benefit payments for the LTD plan will continue as follows:

Age of Disablement	Duration of benefits (in years)
61 or younger	to age 65
62	3 1/2
63	3
64	2 1/2
65	2
66	1 3/4
67	1 1/2
68	1 1/4
69	1
70	1/2
71	1/4
72 and older

B-3